Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 9, 2012, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of GMX Resources Inc. on Form 10-K for the year ended December 31, 2011. We hereby consent to the incorporation by reference of said reports in the Registration Statements of GMX Resources Inc. on Form S-3 (File Nos. 333-171521, effective January 14, 2011; 333-173130, effective April 8, 2011; 333-175157, effective November 8, 2011; and 333-179168, effective February 8, 2012), Form S-4 (File No. 333-179169, not yet effective) and Form S-8 (File Nos. 333-106311, effective June 20, 2003; 333-150356, effective April 21, 2008; 333-151916, effective June 25, 2008; and 333-167582, effective June 17, 2010).

/s/ GRANT THORNTON LLP
Oklahoma City, Oklahoma
March 9, 2012